Exhibit 99.1

Contact:

Walter Parks

Chief Operating Officer

bebe stores, inc.

(415) 715-3900

bebe stores, inc.

Announces Fourth Quarter Results

BRISBANE, CALIF. — August 27, 2009 — bebe stores, inc. (NASDAQ:BEBE) today announced unaudited financial results for the fourth quarter ended July 4, 2009.

Net sales for the fourth quarter ended July 4, 2009 were $130.2 million, down 24% from $171.5 million reported for the fourth quarter ended July 5, 2008. Same store sales for the quarter ended July 4, 2009 decreased 29.6% compared to a decrease of 5.6% for the fourth quarter in the prior year.

Gross margin as a percentage of net sales decreased to 39.5% in the fourth quarter of fiscal 2009, compared to 45.8% in the fourth quarter of fiscal 2008.  The decrease in gross margin as a percentage of net sales from the prior year of 6.3% was primarily due to unfavorable occupancy leverage and higher markdowns partially offset by a decrease in other costs.

SG&A expenses for the fourth quarter of fiscal 2009 were $55.9 million, or 43.0% of net sales, compared to $58.1 million, or 33.9% of net sales for the same period of the prior year.  The decrease in SG&A expense is primarily due to lower total compensation expense and advertising expense offset by an increase in depreciation expense and approximately $5.4 million in employee acquisition and termination costs, asset write downs and asset write offs.

Operating loss for the fourth quarter of fiscal 2009 was $4.5 million or (3.4)% of net sales, compared to operating income of $20.5 million or 11.9% of net sales for the same period of the prior year.

The effective tax rate for the fourth quarter of fiscal 2009 decreased to 23.7% from 34.1% in the fourth quarter of fiscal 2008, primarily due to our tax exempt interest income as a percent of actual operating income for the year and a tax refund from fiscal 2006 amended returns.

Net losses for the fourth quarter was $323,000 compared to net income of $16.0 million for the same period in the prior year.  Diluted loss per share for the fourth quarter of fiscal 2009 was $0.00 which includes $0.04 per share after tax in employee acquisition and termination costs, asset write downs and write offs on 86.7 million diluted weighted average shares outstanding compared to diluted earnings per share of $0.18 on 90.1 million diluted weighted average shares outstanding in the prior year.

Net sales for the year-to-date period ended July 4, 2009 were $603.0 million, down 12% from $687.6 million for the year-to-date period ended July 5, 2008. Same store sales for the year-to-date period ended July 4, 2009 decreased 20.9% compared to a decrease of 7.6% in the prior year.

Net income for the year-to-date period ended July 4, 2009 was $12.6 million compared to $63.1 million in the prior year.  Diluted earnings per share for the year-to-date period ended July 4, 2009 was $0.14 which includes a $0.08 per share or $6.9 million after tax reduction in diluted earnings per share due to employee acquisition and termination costs, asset write downs and write offs on 88.2 million diluted weighted average shares outstanding compared to diluted earnings per share of $0.69 on 91.1 million diluted weighted average shares outstanding in the prior year. Year-to-date we have purchased 2.4 million shares under our Board of Director approved stock purchase program.

During the fourth quarter ended July 4, 2009, the Company opened one 2b bebe store and closed one bebe store resulting in flat square footage growth.

For the year-to-date period the Company’s capital expenditures were approximately $29 million and depreciation expense was approximately $27 million.

Based on current business we anticipate fiscal 2010 first quarter comparable stores sales will be less negative than the incoming trend and depending on actual markdowns earnings per share before write-offs will be in the range of $0.00 to a loss per share $0.05 based on 87 million diluted weighted average shares outstanding versus $0.12 per share based on 90 million diluted weighted average shares outstanding in the first quarter of fiscal 2009. The Company is currently anticipating an effective tax rate of 30.0% for the first quarter of fiscal 2010 based on a higher penetration of tax exempt interest income.

For the period ending October 3, 2009, the Company is currently planning finished goods inventory to be down on a per square foot basis compared to the first quarter of fiscal 2009 in the mid to high teens range.

For fiscal 2010, the Company anticipates opening six bebe stores, expanding one bebe store and closing up to thirteen stores resulting in an approximate square footage reduction of 1%.  The number of planned store closures include four bebe stores, eight BEBE SPORT stores and one 2b bebe store.  Total capital expenditures for the year are planned at approximately $20 million which will include capital expenditures for new stores, store expansions, information technology systems and office improvements. Depreciation expense for the year will be approximately $26 million.

bebe stores, inc. will host a conference call today at 1:30 P.M. Pacific Time to discuss fourth quarter results.  Interested parties are invited to listen to the conference by calling (866) 893-0531.  A replay of the call will be available for approximately one week by calling (800) 642-1687.  A link to the audio replay will be available on our web site at www.bebe.com following the conference call.

bebe stores, inc. designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe,  BEBE SPORT, bbsp, and 2b bebe brand names. bebe currently operates 307 stores, of which 211 are bebe stores, 34 are 2b outlet stores, 61 are BEBE SPORT stores and 1 is a bebe accessories store. These stores are located in the United States, U.S. Virgin Islands, Puerto Rico and Canada. In addition, there is an online store at www.bebe.com.

The statements in this news release and on our recorded message, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results.  Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements.  Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.

bebe stores, inc.

SELECTED BALANCE SHEET DATA

(UNAUDITED)

(Dollars in thousands)

	July 4,	July 5,
	2009	2008
Assets

Cash and equivalents	$131,408	$123,344
Short-term marketable securities	69,504	$—
Auction rate securities written put option	12,740	—
Inventories, net	39,194	42,827
Property and equipment, net	126,301	133,128
Long-term marketable securities	118,187	235,751
Total assets	$571,455	$597,763

Liabilities and Shareholders’ Equity

Total current liabilities	$63,292	$62,248
Total liabilities	111,960	111,878
Total shareholders’ equity	459,495	485,885
Total liabilities and shareholders’ equity	$571,455	$597,763

bebe stores, inc.

STATEMENTS OF OPERATIONS

(UNAUDITED)

(Amounts in thousands except per share data and store statistics)

	For the Quarter Ended				For the Year-to-Date Ended
	July 4,		July 5,		July 4,		July 5,
	2009	%	2008	%	2009	%	2008	%

Net sales	$130,179	100.0%	$171,482	100.0%	$602,998	100.0%	$687,622	100.0%
Cost of sales, including production and occupancy	78,720	60.5	92,928	54.2	359,805	59.7	372,209	54.1

Gross margin	51,459	39.5	78,554	45.8	243,193	40.3	315,413	45.9
Selling, general and administrative expenses	55,930	43.0	58,107	33.9	233,309	38.7	236,044	34.3

Operating income (loss)	(4,471)	(3.5)	20,447	11.9	9,884	1.6	79,369	11.6
Interest and other income, net	1,119	0.9	3,418	2.0	6,672	1.1	16,396	2.4

Income (loss) before income taxes	(3,352)	(2.6)	23,865	13.9	16,556	2.7	95,765	14.0
Income tax provision (benefit)	(3,029)	(2.3)	7,880	4.6	3,921	0.6	32,685	4.8

Net earnings (loss)	$(323)	(0.3)%	$15,985	9.3%	$12,635	2.1%	$63,080	9.2%

Basic earnings (loss) per share	$(0.00)		$0.18		$0.14		$0.70
Diluted earnings (loss) per share	$(0.00)		$0.18		$0.14		$0.69

Basic weighted average shares outstanding	86,700		88,901		87,949		89,783
Diluted weighted average shares outstanding	86,700		90,071		88,179		91,089

Number of stores open at beginning of period	308		290		303		273
Number of stores opened during period	1		14		13		35
Number of stores closed during period	1		1		8		5
Number of stores open at end of period	308		303		308		303

Number of stores expanded/relocated during period(*)	0		4		2		7

Total square footage at end of period (000’s)	1,156		1,127		1,156		1,127

* Expanded/Relocated stores are excluded from comparable store sales for the first year following expansion/relocation.